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                                                                    Exhibit 23.2


                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
SystemOne Technologies Inc.:

         We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

         Our report dated February 16, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations primarily resulting from the significant expenses incurred in the establishment its direct national marketing and distribution organization and has a net capital deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                           /s/ KPMG LLP

                                                           KPMG LLP

Miami, Florida
August 31, 2000